News Release

June 9, 2009

RESOURCE GROUP AGREES TO ACQUIRE ECOEMISSIONS SYSTEMS, INC. OF ARIZONA

Resource Group Inc (symbol RSOG.OB) is pleased to announce that it has signed a Memorandum of Understanding (MOU) to acquire EcoEmissions Systems, Inc (“EES”) www.eco-emissions.com of Tempe, Arizona. The actual acquisition will not be completed until EES, along with other requirement of the MOU, completes an independent audit to conform with the requirements of the regulatory authorities governing these matters. Neither this condition nor the other requirements are expected to create an issue to the completion of the acquisition.

Mr. Tom Crom, CEO of, EES said “We are taking this going public route as a means to raise additional capital which will be used to fulfill product demand and increase its marketing efforts throughout the United States.” Mr. Crom went on to say, “EcoEmissions Systems is a green Company that sells a unique and patented system which greatly increases the efficiency of the "burn" of diesel fuel inside of a diesel engine. The result is that on averages fuel economy is increased 8-10%, black smoke is reduced up to 50% and harmful “greenhouse” exhaust gases are also reduced”

EcoEmissions Systems controls patents and products which collectively are known as the “EES Process” that enable the diesel fuel to burn more completely thereby increasing fuel efficiency while greatly reducing harmful emissions. Based on the fuel savings, a diesel engine owner/operator has a return on their investment within two months (based on diesel cost of $2.50 per gallon).

To date EES’s marketing efforts have been focused in the Pacific Northwest where EES’s products have generated significant interest in the market place with expressions of interest totaling over $100 million. These expressions of interest are as a result of the fuel saving created by the product.

Additional information will be released in a timely manner, as the acquisition progresses.

FORWARD LOOKING STATEMENTS

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties outlined in the Company's 10-K filed February 28, 2009 including the Risk Factors of cash availability as well as other risks and uncertainties such as difficulties in developing the products; difficulties in hiring qualified employees; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors. Readers should also refer to the risk disclosures outlined in the Company's 10-K and 10-Q Forms filed from time to time with the SEC.

For additional information contact:

Media and Investor Relations Contact:	Distributor Information:

Thomas L. Crom, CEO	Tom Bennett, Vice President-Sales & Marketing
EcoEmissions Systems, Inc.	EcoEmissions Systems, Inc.
Telephone (928) 474-9151	Telephone (602) 334-6049
Email: tcrom@eco-emissions.com	Email: tbennett@eco-emissions.com